Exhibit 99.2

                SOUTHERN PACIFIC RAIL CORPORATION AND SUBSIDIARY COMPANIES

Consolidated Balance Sheets

Assets                                                   December 31,
------                                               ---------------------
(in millions)                                          1994       1993
                                                     --------   --------
CURRENT ASSETS
Cash and cash equivalents                            $  145.6   $   65.5
Short-term investments                                   95.0         --
Accounts and notes receivable, net of
  allowance for doubtful accounts of $8.1 in 1994
  and $7.2 in 1993 (Note 2)                             178.2      122.1
Accounts receivable sales proceeds receivable (Note 2)  111.2       62.7
Materials and supplies at cost                           71.8       56.9
Other notes receivable                                    7.2        2.8
Other current assets                                     63.6       44.2
                                                     --------   --------
        TOTAL CURRENT ASSETS                            672.6      354.2
                                                     --------   --------
REAL ESTATE HELD FOR SALE (Note 3)                      361.4      363.4

PROPERTY at cost (Notes 3, 5, 9 and 12)
Roadway and structures                                2,204.4    2,103.0
Railroad equipment                                    1,013.4      702.2
Other property                                          309.0      287.1
                                                     --------   --------
        TOTAL PROPERTY                                3,526.8    3,092.3
Less accumulated depreciation and amortization          597.8      560.6
                                                     --------   --------
Property, net                                         2,929.0    2,531.7
                                                     --------   --------
OTHER ASSETS AND DEFERRED CHARGES
Notes receivable and other investments                   79.2       51.0
Other (Note 2)                                          109.9      133.7
                                                     --------   --------
           TOTAL OTHER ASSETS                           189.1      184.7
                                                     --------   --------
           TOTAL ASSETS                              $4,152.1   $3,434.0
                                                     ========   ========
See accompanying notes to consolidated financial statements.    (continued)

Liabilities and Stockholders' Equity                        December 31,
---------------------------------------------------------------------------
(in millions)                                              1994      1993
---------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts and wages payable                              $  158.0   $  125.3
Accrued payables
     Taxes                                                  52.8       52.9
     Interest                                               50.0       40.8
     Vacation pay                                           66.3       67.1
Current portion of long-term debt (Note 5)                  59.5       66.7
Redeemable preference shares of a subsidiary (Note 7)        1.9        1.8
Other current liabilities (Note 4)                         627.3      561.6
---------------------------------------------------------------------------
        TOTAL CURRENT LIABILITIES                        1,015.8      916.2
---------------------------------------------------------------------------
LONG-TERM DEBT (Note 5)                                  1,089.3    1,408.3
---------------------------------------------------------------------------
DEFFERED INCOME TAXES (Note 6)                             223.4       67.6
---------------------------------------------------------------------------
OTHER LIABILITIES (Notes 4 and l0)                         744.2      708.2
---------------------------------------------------------------------------
REDEEMABLE PREFERENCE  SHARES OF A SUBSIDIARY (Note 7)      20.7       21.2
---------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 6, 9, 10 and 12)
---------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock, par value $.001 per share; 300,000,000 shares
authorized; 155,826,120 and 130,783,750 shares issued and
outstanding in 1994 and 1993, respectively (Note 8)          0.2        0.1

Additional paid-in capital (Note 8)                      1,116.2      611.9
Accumulated deficit                                        (57.7)    (299.5)
---------------------------------------------------------------------------
           TOTAL STOCKHOLDERS' EQUITY                    1,058.7      312.5
---------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $4,152.1    3,434.0
---------------------------------------------------------------------------
       See accompanying notes to consolidated financial statements.



Consolidated Statements of Operations
                                                            Year Ended December 31,
------------------------------------------------------------------------------------------
(in millions, except per share amounts)                   1994        1993        1992
------------------------------------------------------------------------------------------
OPERATING REVENUES
Railroad                                              $ 3,056.4   $ 2,837.7   $ 2,810.3
Other                                                      86.2        80.9        67.7
------------------------------------------------------------------------------------------
     TOTAL                                              3,142.6     2,918.6     2,878.0
------------------------------------------------------------------------------------------
OPERATING EXPENSES
Railroad
  Labor and fringe benefits (Note 10)                   1,085.1     1,132.5     1,167.0
  Fuel                                                    251.3       252.4       236.9
  Materials and supplies                                  187.3       217.6       244.7
  Equipment rental                                        328.0       331.0       288.0
  Depreciation and amortization (Note 3)                  139.8       133.2       138.9
  Other                                                   723.7       665.4       624.2
------------------------------------------------------------------------------------------
     TOTAL RAILROAD                                     2,715.2     2,732.1     2,699.7
Other                                                      81.7        83.3        69.4
------------------------------------------------------------------------------------------
     TOTAL                                              2,796.9     2,815.4     2,769.1
------------------------------------------------------------------------------------------
OPERATING INCOME                                          345.7       103.2       108.9
------------------------------------------------------------------------------------------
OTHER INCOME
Gains from sales of property and real estate (Note 3)     262.4        25.1       118.7
Real estate and other rentals, net                         25.5        20.3        16.6
Interest Income                                            15.4         7.4         7.1
Other income (expense), net (Note 2)                      (82.3)      (75.2)      (52.2)
------------------------------------------------------------------------------------------
     TOTAL                                                221.0       (22.4)       90.2
------------------------------------------------------------------------------------------
INTEREST EXPENSE (Note 5)                                 158.2       156.0       143.3
------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                         408.5       (75.2)       55.8
------------------------------------------------------------------------------------------
INCOME TAX EXPENSE (BENEFIT) (NOTE 6)
Current                                                     3.7         --          0.1
Deferred                                                  157.0       (30.3)       22.6
------------------------------------------------------------------------------------------
     TOTAL                                                160.7       (30.3)       22.7
------------------------------------------------------------------------------------------
NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING                                            247.8       (44.9)       33.1
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 FOR POST-EMPLOYMENT BENEFITS IN 1994 AND
 POST-RETIREMENT BENEFITS OTHER THAN PENSIONS
 IN 1993 (Net of income tax benefits of $3.8
 and $64.3, respectively) (Note 10)                        (6.0)     (104.2)         --
------------------------------------------------------------------------------------------
     NET INCOME (LOSS)                                $   241.8   $  (149.1)  $    33.1
------------------------------------------------------------------------------------------
     INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS  $   241.8   $  (154.9) $     24.1
------------------------------------------------------------------------------------------
PRIMARY EARNINGS (LOSS) PER SHARE
Net income (loss) before cumulative effect
 of change in accounting                             $   1.63    $  (0.54)    $   0.34
Cumulative effect of change in accounting            $  (0.04)   $  (1.11)    $     --
------------------------------------------------------------------------------------------
     NET INCOME (LOSS)                               $   1.59    $  (1.65)    $   0.34
------------------------------------------------------------------------------------------
FULLY DILUTED EARNINGS (LOSS) PER SHARE
Net income (loss) before cumulative effect
 of change in accounting                             $   1.63    $  (0.46)    $  0.24
Cumulative effect of change in accounting            $  (0.04)   $  (0.93)    $    --
------------------------------------------------------------------------------------------
     NET INCOME (LOSS)                               $   1.59    $  (1.39)    $  0.24
------------------------------------------------------------------------------------------
     See accompanying notes to consolidated financial statements.


Consolidated Statements of Stockholders' Equity (Deficit)

                                         Years Ended December 31, 1994, 1993 and 1992
------------------------------------------------------------------------------------------
                                 Common Stock
                                 ------------
                               Number         Additional             Common Stock
(in millions, except            of             Paid-in   Accumulated  Subject to
 per share amounts)            Shares  Amount  Capital     Deficit    Repurchase   Total
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1991    100   $ 0.1   $ 221.2   $ (156.8)  $ (165.5)   $ (101.0)
Net income                        --      --        --       33.1         --        33.1
Dividends on preferred
  stock ($120 per share)          --      --        --       (9.0)        --        (9.0)
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992    100     0.1     221.2     (132.7)    (165.5)      (76.9)
Net loss                          --      --        --     (149.1)        --      (149.1)
Dividends on preferred stock
  ($78 per share)                 --      --        --       (5.8)        --        (5.8)
Common stock issued               31      --     390.7         --       165.5      556.2
Cancelation of notes receivable
  from The Anschutz Corporation   --      --        --      (11.9)        --       (11.9)
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993    131      0.1    611.9     (299.5)        --       312.5
Net income                        --       --       --      241.8         --       241.8
Common stock issued (Note 8)      25      0.1    503.5         --         --       503.6
Common stock issued to management --       --      0.8         --         --         0.8
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994    156    $ 0.2 $1,116.2   $  (57.7)  $     --    $1,058.7
------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.



Consolidated Statement of Cash Flows

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------
(in millions)                                             1994        1993        1992
==========================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                     $   241.8   $  (149.1) $     33.1
------------------------------------------------------------------------------------------
Adjustments to net income (loss)
  Depreciation and amortization                           139.8       133.2       138.9
  Deferred income taxes                                   153.2       (94.6)       22.6
  Gains from sales of property and real estate           (262.4)      (25.1)     (118.7)
  Cumulative effect of change in accounting for
   post-employment benefits in 1994 and
   post-retirement benefits in 1993                         9.8       168.5         --
Changes in:
  Receivables                                            (105.2)      (18.4)       60.5
  Materials and supplies                                  (14.8)       (3.1)        1.2
  Income taxes payable/receivable                          (0.1)      (13.9)        1.2
  Other current and noncurrent assets                       5.3        23.5        10.5
  Other current and noncurrent liabilities                 60.8      (126.4)      (42.0)
------------------------------------------------------------------------------------------
     TOTAL ADJUSTMENTS                                    (13.6)       43.7        74.2
------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES 228.2      (105.4)      107.3
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                     (300.5)     (311.2)     (340.7)
Property sold and retired                                 343.4        53.8       362.4
Increase in short-term investments (Note 1)               (95.0)         --           --
Change in notes receivable and other investments, net     (11.8)       (2.9)      (23.5)
------------------------------------------------------------------------------------------
     NET CASH USED FOR INVESTING ACTIVITIES               (63.9)     (260.3)       (1.8)
------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt, net of costs               55.6       796.6       510.7
Debt and revolver drawdown (repayment), net              (641.5)     (734.5)     (596.6)
Proceeds from issuance of common stock, net of costs      503.6       390.7         --
Redemption of preferred stock                               --        (75.0)        --
Dividends paid                                              --         (5.8)       (9.0)
Redeemable preference shares repayment                     (1.9)       (2.1)       (2.1)
------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES (84.2)      369.9       (97.0)
------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                    80.1         4.2         8.5
CASH AND CASH EQUIVALENTS--BEGINNING OF
  THE PERIOD                                               65.5        61.3        52.8
------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS--END OF PERIOD (Note 1)      $  145.6   $    65.5  $     61.3
------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

Ownership, Principles of Consolidation and Basis of Presentation

Southern Pacific Rail Corporation ("SPRC") is the parent company of the Southern Pacific Transportation Company ("SPT") and Rio Grande Holding Company ("RGH"). SPRC together with its subsidiaries is referred to as the Company. Railroads owned include SPT, St. Louis Southwestern Railway Company ("SSW"), SPCSL Corporation ("SPCSL") and The Denver and Rio Grande Western Railroad Company ("D&RGW").

The consolidated financial statements are prepared on the purchase accounting basis and include the accounts of the Company and its subsidiaries on a consolidated basis. All significant intercompany balances and transactions have been eliminated in consolidation. The railroad subsidiaries report their financial position and results of operations on the historical cost basis, including reports to the Interstate Commerce Commission ("ICC").

Cash, Cash Equivalents, and Short-Term Investments

     For statement of cash flows purposes, the Company considers commercial paper, municipal securities and certificates of deposit with original maturities when purchased of three months or less to be cash equivalents. Short-term investments consist primarily of commercial paper, municipal securities and certificates of deposit with original maturities beyond three months and less than twelve months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity. Total cash, cash equivalents and short-term investments at December 31, 1994 were $240.6 million.

Investments

     Investments in affiliated companies (those in which the Company has a 20% to 50% ownership interest) are accounted for by the equity method. Other investments are stated at cost which does not exceed market.

Real Estate Held for Sale
At the time of the acquisitions of D&RGW and SPT, the Company identified for sale certain real estate properties that were not essential to its transportation operations. These properties have been classified as Real Estate Held for Sale. Real estate properties held for sale are stated at the lower of cost or amounts expected to be realized upon sale. No properties have been added to this classification. In order to facilitate disposition of these properties, the Company may participate in joint ventures or other arrangements that do not result in immediate sales.

     Property Property accounting procedures followed by the Company and its railroad subsidiaries are prescribed by the ICC. In accordance with the Company's definition of unit of property, all costs associated with the installation of rail, ties, ballast and other track improvements are capitalized. Other costs are capitalized to the extent they increase asset values or extend useful lives. Retirements are generally recorded using a systemwide first-in, first-out basis. The cost of property and equipment (including removal and restoration costs) is depreciated on the straight line composite group method, generally based on estimated service lives. Pursuant to ICC regulation, periodic depreciation and cost studies are required and changes in service life estimates are subject to the review and approval of the ICC. Gains or losses from disposition of depreciable railroad operating property are credited or charged to accumulated depreciation except for significant disposal of property. Certain railroad properties that are not essential to transportation operations may be sold, some of which are included in real estate held for sale. Gains or losses resulting from sales of real estate no longer required for railroad operations are recognized as other income in the consolidated statement of operations.

Revenues
Freight revenues from rail transportation operations are recognized based on the percentage of completed service method. Other railroad revenues and other revenues are recognized as earned.

Retiree Welfare Benefits
Prior to January 1, 1993, the Company expensed retiree welfare benefits when paid. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions" and recorded the estimate of its liability under Statement No. 106 of $168.5 million, which net of income taxes resulted in a charge to earnings of $104.2 million (see Note 10). Statement No. 106 requires that all employers sponsoring a retiree welfare plan use a single actuarial cost method as is required for pension plan accounting and that they disclose specific information about their plan in their financial statements.

     Post-employment Benefits In November 1992, the Financial Accounting Standards Board ("FAS") issued Statement No. 112 "Employers' Accounting for Post-employment Benefits." FAS 112 requires employers to recognize the obligation to provide benefits to former or inactive employees after employment but before retirement, if certain conditions are met. Effective January 1, 1994, the Company adopted FAS 112 and recorded a $9.8 million pre-tax charge ($6.0 million after tax). The Company's policy continues to be to fund the cost of post-employment benefits as the benefits are payable.

Income Taxes
The Company records income taxes using the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     A change in the tax laws or rates results in adjustment to the deferred tax liabilities and assets. The effect of such adjustments are included in income in the period in which the tax laws or rates are changed.

Earnings Per Share
Earnings per share are determined by dividing net income, after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding. The weighted average number of shares of common stock outstanding in the calculation of primary earnings per share excludes the number of shares of common stock subject to repurchase. These shares are included in the calculation of fully diluted earnings per share. The following summarizes the weighted average number of shares used in these calculations:

                                          Shares at Year Ended December 31,
----------------------------------------------------------------------------

(in thousands)                            1994        1993        1992
----------------------------------------------------------------------------
Primary                                151,648      93,575      71,250
Fully diluted                          151,648     111,544     100,000

Reclassifications
Certain of the amounts previously reported have been reclassified to conform to the current consolidated financial statement presentation.

2.   Sale of Receivables
Beginning in 1989, the Company began selling certain net receivables (including interline accounts), without recourse, to Rio Grande Receivables, Inc. ("RGR"), a subsidiary of SPRC. Also in 1989, RGR began selling the receivables purchased from the Company, with certain limited recourse provisions, to ABS Commercial Paper, Inc. ("ABS"), an unaffiliated third party, on a continuing basis for a period of up to five years subject to certain terms and conditions. The Company has agreed to service the receivables sold and is paid a fee for such services. The sale price for the receivables sold is based upon the face amount of the receivables and is reduced by discounts for expected defaults, servicing costs and anticipated collection periods. The Company retains a residual interest in the receivables should actual collections exceed the projected collections upon which the default discounts are calculated.

   ABS finances its purchases by the sale of its commercial paper, secured by the receivables it purchases, up to a maximum aggregate principal amount of $300.0 million at any time outstanding. The ability of ABS to sell commercial paper is supported by certain banks which have agreed to provide liquidity to ABS on an as-needed basis. The liquidity banks must maintain a P-1 rating or there would need to be one or more replacement banks or a reduction in the maximum amount of commercial paper which ABS could issue.

     As of December 31, 1994, 1993 and 1992, the Company had sold $454.3 million, $391.7 million and $366.5 million of net outstanding receivables to ABS, respectively, and had receivables from ABS for receivables sold of $111.2 million, $62.7 million and $39.7 million, of which $30.0 million were interest bearing at December 31, 1994, 1993 and 1992 and are included in other assets. Included in other income (expense), net, is approximately $(52.5) million in 1994, $(41.8) million in 1993 and $(31.1) million in 1992 of discounts and other expenses associated with the sales of accounts receivable. The initial term of the agreements expires on October 31, 1995. The Company is currently in the process of replacing the facility with another facility prior to the expiration date.

3. Property and Real Estate Held for Sale
The average depreciation rates for the Company's property and equipment for 1994 were approximately 5% for roadway and structures and 3% for equipment, including locomotives and freight cars.

   The Company received cash proceeds from sales and retirements of real estate and property of $343.4 million, $53.8 million and $362.4 million in 1994, 1993 and 1992, respectively. Gains on sales of property and real estate on the statements of operations include cash and other consideration and are reduced by the Company's cost basis in the properties sold (which were $79 million, $19 million and $102 million in 1994, 1993 and 1992, respectively), and other costs directly relating to the sales (which totaled an aggregate of $18 million, $9 million and $25 million in 1994, 1993 and 1992, respectively). The net gain in 1994 was also reduced by a $12 million write-down associated with reduced fair values of properties held for sale. The 1994 amount includes proceeds of $235.0 million for the sale of a transit corridor to the ports of Los Angeles and Long Beach (the "Alameda Corridor"). The 1992 amount includes $124.0 millon from sales to the Peninsula Corridor Joint Powers Board ("JPB"), $45.0 million from sales to Metro Transit of Houston, Texas, $83.0 million from sales to the Los Angeles County Transportation Commission ("LACTC") and $36.5 million from the sale/ leaseback of locomotives and freight cars in June 1992. Costs incurred attributable to the disposition of environmental matters on properties held for sale are capitalized as additional cost basis in the property if expected sales proceeds equal or exceed the current cost basis plus the estimated costs to be incurred in the future. Otherwise, such costs are charged to expense or reserves established if the total expected costs are in excess of expected sales proceeds. Capitalized environmental expenditures in 1994 were $10 million.

Amounts charged to expense attributable to environmental matters on properties held for sale were $3 million, $12 million and $18 million in 1994, 1993 and 1992, respectively.

     The Company has granted the JPB options to purchase additional rights-of-way and land within five years after the closing of the sale of the Peninsula Main Line for $110 million of which approximately $79 million has not lapsed, been exercised or extinguished. The Company will retain exclusive freight rights on the sold properties. The net book value of the rights-of-way and land subject to the JPB options is $9 million.

4. Other Current Liabilities and Other Liabilities

Other current liabilities include the following amounts:
                                                          December 31,
-----------------------------------------------------------------------------
(in millions)                                             1994       1993
-----------------------------------------------------------------------------
Reserves for casualty, freight-related
  claims and other (current portion)                   $ 225.4      $ 165.3
Accrued repairs, equipment rentals
  and other payables                                     373.2        350.7
Post-retirement and post-employment
  benefit obligations                                     17.2         20.6
Reserve for employee separation and
  relocation (current position)                           11.5         25.0
-----------------------------------------------------------------------------
  TOTAL                                                $ 627.3      $ 561.6
-----------------------------------------------------------------------------

   Included in other non-current liabilities are $322.0 million and $329.0 million for casualty and freight-related claims and $-0-million and $35.3 million for employee separation and relocation at December 31, 1994 and 1993, respectively, in addition to $157.5 million and $148.8 million for post-retirement and post-employment benefits other than pensions at December 31, 1994 and 1993, respectively.

5. Long-Term Debt
Long-term debt is summarized as follows:
                                                             December 31,
-----------------------------------------------------------------------------
(in millions)                                                1994      1993
-----------------------------------------------------------------------------
Equipment obligations (9.125-14.25%;
   due 1995 to 2007)                                     $  324.5     380.4
Mortgage bonds (8.2%; due 1995 to 2001)                      34.7      39.6
SPT credit agreement (various; due 1996)                      ---     125.0
RGH credit facilities (4.688-6.0%;
   due 1995 to 1997)                                          ---     117.0
SPT senior secured notes (10.5%; due 1999)                    ---     290.0
SPRC senior notes (9.375%; due 2005)                        375.0     375.0
Other debt (4.0-7.613%; due 1995 to 2018)                    93.0      88.1
Capitalized lease obligations (Note 9)                      332.6      73.5
------------------------------------------------------------------------------
   TOTAL                                                  1,159.8   1,488.6
------------------------------------------------------------------------------
Less discount recorded in purchase
   accounting                                               (11.0)    (13.6)
Less current portion                                        (59.5)    (66.7)
------------------------------------------------------------------------------
   TOTAL LONG-TERM                                       $1,089.3  $1,408.3
------------------------------------------------------------------------------

   On March 2, 1994, the Company closed an offering of 25,000,000 shares of common stock for net proceeds of $503.6 million ("the 1994 Offering"). The proceeds were used to repay the $117 million outstanding under the RGH credit facilities, to repay the $175 million outstanding under the SPT Credit Agreement and for general corporate purposes.

   In November 1994, the Company entered into a new $300 million three-year revolving credit agreement to replace its existing $200 million credit agreement. This agreement contains quarterly financial covenants including minimum tangible net worth, a maximum funded debt to net worth ratio and a minimum fixed charge coverage ratio. No borrowings have been made under the new facility.

   In December 1994, the Company entered into a bank agreement permitting the Company to borrow up to $150 million as a term loan maturing in 1999. The agreement contains quarterly financial covenants identical to those contained in the revolving credit agreement. Any borrowing under the facility must be made by December 27, 1995. No borrowings have been made under this facility.

     In December 1994, using proceeds from the sale of the Alameda Corridor of $235 million, together with other funds on hand, the Company retired the $290 million outstanding under the SPT Senior Secured Notes. The repayment was accomplished by placing approximately $297 million of government securities in a defeasance trust in December 1994. In connection with the retirement of the Senior Secured Notes, the Company wrote-off in other expenses $9.4 million of unamortized debt issuance costs and paid a prepayment premium of $5.8 million and expensed in interest expense $5.2 million attributable to the Company's interest rate swap agreements.

   Contractual maturities of long-term debt (including capital lease obligations) during each of the five years subsequent to 1994 and thereafter are as follows:

(in millions)

1995                          $    59.5
1996                               53.0
1997                               53.0
1998                               45.6
1999                               54.4
thereafter                        894.3
                              ---------
   TOTAL                      $ 1,159.8
                              ---------
   Management estimates the fair value of the Company's debt at December 31, 1994 and 1993 was approximately $1,128 million and $1,581 million, respectively, based on interest rates for similar issues and financings.

   At December 31, 1994, the Company was a party to interest rate swap agreements for which it pays a variable rate on an aggregate notional amount of $100 million, which is used to hedge its fixed interest rate exposure on certain debt and is accounted for as an adjustment of interest expense over the life of the debt. The Company receives a fixed rate of interest on the swap of 4.9% and pays a variable rate based on LIBOR, which was 5.9% at December 31, 1994. The approximate expense to terminate the swap at December 31, 1994, was $4 million.

   A significant portion of railroad equipment and certain railroad property is subject to liens securing the mortgage bonds, equipment obligations or other debt.

6. Income Taxes

The following summarizes income tax expense (benefit) for the years indicated:

                                             Year Ended December 31,
--------------------------------------------------------------------
(in millions)                                1994    1993     1992
--------------------------------------------------------------------
CURRENT
Federal                                    $  3.6   $ ---    $ ---
State                                         0.1     ---      0.1
--------------------------------------------------------------------
      TOTAL                                   3.7     ---      0.1
--------------------------------------------------------------------
DEFERRED
Federal                                      133.5   (25.1)   18.9
State                                         23.5    (5.2)    3.7
--------------------------------------------------------------------
      TOTAL                                  157.0   (30.3)   22.6
--------------------------------------------------------------------
DEFERRED TAXES on cumulative
   effect of change in accounting for
   post-employment benefits in 1994
   and post-retirement benefits
   other than pensions in 1993

Federal                                       (3.3)  (54.6)   ---
State                                          (.5)   (9.7)   ---
--------------------------------------------------------------------
  TOTAL DEFERRED TAXES ON
   CUMULATIVE EFFECT                          (3.8)  (64.3)   ---
--------------------------------------------------------------------
  TOTAL INCOME TAX
      EXPENSE (BENEFIT)                     $156.9  $(94.6)  $22.7
--------------------------------------------------------------------

   Deferred tax expense in 1993 included $1.2 million related to the change in the Federal tax rate. Total income tax expense (benefit) from continuing operations differed from the amounts computed by applying the statutory Federal income tax rate to income before income taxes as a result of the following:

                                             Year Ended December 31,
--------------------------------------------------------------------
                                             1994    1993     1992
--------------------------------------------------------------------
Statutory rate                               35.0%  (35.0)%   34.0%
State income taxes (net of
  Federal income tax benefit)                 4.4    (4.5)     4.5
Cumulative effect of Federal
  tax rate change (from 34%
  to 35%)                                   ---       1.6    ---
Other, net                                   (0.1)   (2.4)     2.2
--------------------------------------------------------------------
  EFFECTIVE RATE                             39.3%  (40.3)%   40.7%
--------------------------------------------------------------------

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:
                                                       December 31,
----------------------------------------------------------------------
(in millions)                                          1994      1993
DEFERRED TAX ASSETS
Accruals and reserves not deducted
   for tax purposes until paid                      $ 382.2   $ 363.1
Net operating loss carryforwards                      565.5     609.3
Capital lease obligations                             135.5      29.9
Other                                                  68.2      65.8
----------------------------------------------------------------------
   TOTAL GROSS DEFERRED TAX ASSETS                  1,151.4   1,068.1
----------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Differences in depreciation and cost
   capitalization methods (including
   deferred gains on property)                     (1,373.6) (1,119.5)
Other                                                  (1.2)    (16.2)
----------------------------------------------------------------------
   TOTAL GROSS DEFERRED TAX LIABILITIES            (1,374.8) (1,135.7)
----------------------------------------------------------------------
   NET DEFERRED TAX LIABILITY                      $ (223.4) $  (67.6)
----------------------------------------------------------------------

   The Company has analyzed the sources and expected reversal periods of its deferred tax assets and liabilities. The Company believes that the tax benefits attributable to deductible temporary differences and operating loss carryforwards will be realized by the recognition of future taxable amounts related to taxable temporary differences for which deferred tax liabilities have been recorded. Accordingly, the Company believes a valuation allowance for its deferred tax assets is not necessary.

     The former parent of SPT has agreed to indemnify SPRC, SPT and its subsidiaries against any Federal income tax liability that may be imposed on the Company or its 80%-owned subsidiaries for tax periods ending on or prior to October 13, 1988 (the "Acquisition Date"). Years prior to 1984 are closed. SPRC agreed to pay or cause SPT and its subsidiaries to pay to the former parent any refund of Federal income taxes attributable to the 80%-owned subsidiaries received by SPRC, SPT or its subsidiaries after the Acquisition Date for any tax period ending on or prior to the Acquisition Date. Further, the former parent also agreed to indemnify SPRC, SPT and its subsidiaries, at least in part, for state, local and other taxes in respect of periods to and including the Acquisition Date, but only to the extent that such taxes are due or reportable for periods prior to the Acquisition Date.

     The Federal income tax returns for the periods from October 14, 1988 through 1990 have been examined and are currently being considered by the Appeals Office of the Internal Revenue Services ("IRS") regarding various unagreed issues. The Company's consolidated Federal income tax returns are currently being examined for the years 1991 through 1993. Management believes adequate provision has been made for any potential adverse result.

     The IRS's audit of RGH's returns for 1983 and the period ended October 31, 1984, led to the issuance of a Notice of Deficiency in October 1992 for 1980, 1983 and the period ended October 31, 1984. The audit of The Anschutz

     Corporation ("TAC"), of which RGH was a member from November 1, 1984, through October 13, 1988, also led to the issuance of a Notice of Deficiency for the 1979 and 1982 years as the result of the disallowance of net operating loss carryforward ("NOL") and investment tax credit carrybacks from the July 31, 1985 through July 31, 1987 periods. Both notices have been petitioned to the United States Tax Court. RGH does not expect a resolution of these cases in 1995. RGH's taxable periods from July 1, 1987 through October 13, 1988, included in the consolidated returns of TAC, are currently under IRS audit as part of the TAC audit. However, management believes adequate reserves have been provided to cover any anticipated deficiencies for these tax years.

     As of December 31, 1994, the Company had approximately $1.4 billion of NOLs that expire in 2003 through 2008. The NOLs are subject to review and possible disallowance, in whole or in part, by the IRS upon audit of the Federal income tax returns of the Company.

   Section 382 of the Internal Revenue Code of 1986, as amended, limits a corporation's utilization of its NOLs when certain changes in the ownership of the corporation's stock occur within a three-year period. Such a change has occurred with respect to the Company and therefore the Company will be permitted to deduct only a portion of its NOLs in each taxable year, commencing with the year ending December 31, 1994. The Company currently does not expect, however, that the limitation imposed under Section 382 will have a material adverse impact on the Company's ability to utilize its NOLs prior to their expiration. Nevertheless, the limitation could under certain circumstances delay the Company's utilization of its NOLs and thereby increase the current portion of the Company's Federal income taxes. Further, the limitation under certain circumstances could also cause a portion of the Company's NOLs to expire unutilized.

7. Redeemable Preference Shares
   of a Subsidiary

SSW, a 99.9%-owned subsidiary of SPT, originally issued $53.5 million ($48.5 million Series A and $5.0 million Series B) of SSW's non-voting redeemable preference shares. The current carrying amount on the balance sheets at December 31, 1994 and 1993 reflects the outstanding balances of the redeemable preference shares of $44.2 million and $46.0 million, respectively, less purchase accounting discounts of $21.6 million and $23.0 million respectively.

   The Series A shares are subject to mandatory redemption at face value over a 20-year period commencing in 1991, at which time mandatory dividends shall be declared and paid over the same period. The overall effective interest rate since the date of issue is approximately 2.0%. The Series B shares are subject to mandatory redemption at face value over a 15-year period commencing in 1989. Mandatory dividends shall be declared and paid over a 10-year period commencing in 1994. The overall effective interest rate since the date of issue is approximately 4.9%

   Mandatory redemptions and mandatory dividends of Series A and Series B shares scheduled for payment during each of the five years subsequent to 1994 are $4.2 million per year.

   The Series A and Series B shares restrict certain dividend payments by SSW to its common and preferred shareholders. Under these provisions, at December 31, 1994, $53.2 million of SSW's historical cost basis retained income was not restricted. No estimate of the fair value of the preference shares was made by the Company.

8. Capital Transactions

On August 17, 1993, the Company closed the initial public offering and sale of 30,783,750 shares of common stock (the "IPO") and the issuance and sale of $375.0 million principal amount Senior Notes (the "Debt Offering") for net proceeds of $757.1 million. The proceeds were used to repay $481.2 million of debt and debt related costs, to purchase $99.1 million of equipment operated pursuant to operating leases, to redeem the Company's $75.0 million 12% preferred stock and for general corporate purposes. On March 2, 1994, the Company closed an offering of an additional 25,000,000 shares of common stock for net proceeds of $503.6 million. The proceeds were used primarily to repay $292 million of debt and for general corporate purposes.

   The Board of Directors of the Company is authorized without further stockholder action to provide for the issuance from time to time of up to one million shares of preferred stock, in one or more series. Of such number of authorized shares, 75,000 shares of preferred stock designated as 12% cumulative Redeemable Exchangeable preferred stock ("preferred stock") were issued and outstanding as of December 31, 1992. The preferred stock ranked senior to the Company's common stock with respect to dividend rights and rights on liquidation. The preferred stock had a liquidation value of $1,000 per share and dividends on the preferred stock were cumulative at the annual rate of $120 per share. On August 17, 1993, as part of the IPO and the Debt Offering, the preferred stock was redeemed.

   Prior to the IPO, the Company was obligated, pursuant to agreements entered into on October 13, 1988 and September 29, 1990, to repurchase up to 28,750,000 shares of its common stock from certain investors, at the election of the investors, if one or more nationally recognized independent experts determined that the Company was financially capable of doing so. Those shares were classified as Common Stock Subject to Repurchase in the accompanying financial statements. The Company's commitment to repurchase the shares of common stock terminated upon completion of the IPO.

9. Leases

The Company leases certain freight cars, locomotives, data processing equipment and other property. Future minimum lease payments under noncancelable leases as of December 31, 1994, are summarized as follows:

-----------------------------------------------------------------------
                                             Capital        Operating
(in millions)                                 Leases          Leases
-----------------------------------------------------------------------
1995                                         $ 24.3         $ 152.7
1996                                           44.5           140.2
1997                                           40.9           130.3
1998                                           39.8           121.8
1999                                           46.7           106.5
Thereafter                                    503.9           349.4
-----------------------------------------------------------------------
TOTAL MINIMUM PAYMENTS                        700.1        $1,000.9
                                                           ========

Less amount representing interest
  (at rates ranging from 7.2% to 13.1%)      (367.5)
-----------------------------------------------------------------------
Present Value of Minimum
  Lease Payments                             $332.6
-----------------------------------------------------------------------

   Rental expense for noncancelable operating leases with terms over one year was $168.7 million, $156.5 million and $117.6 million for the years ended December 31, 1994, 1993 and 1992, respectively. Contingent rentals and sublease rentals were not significant. The net book value of equipment under capital lease is approximately $310 million at December 31, 1994.

     In late 1993 and 1994, as part of a program to upgrade its locomotive fleet, the Company acquired 150 new locomotives, 17 of which were delivered in the last quarter of 1993 with the balance delivered in 1994. Additionally, the Company acquired 133 remanufactured locomotives of which 115 were delivered in 1994 and the balance in early 1995. These locomotives were financed by capital leases (for which the total capitalized lease obligation in 1994 is approximately $221 million). The Company acquired through capital lease financing approximately 1,400 freight cars of which 700 were newly manufactured and 700 were remanufactured for which the total capitalized lease obligation in 1994 was approximately $56 million. The Company also received approximately 1,600 additional reconditioned freight cars in 1994 on which it expects to complete capital lease financing in 1995. In addition, the Company acquired 350 used freight cars in 1994 under operating leases.

    The Company has ordered an additional 206 AC-powered locomotives to be financed by capitalized lease financing that are scheduled to be delivered during the second and third quarters of 1995. In addition, the Company has ordered 920 new hopper cars and expects to receive approximately 1,500 reconditioned freight cars in 1995. The Company expects to finance these acquisitions through capitalized lease financing. The total expected capitalized lease obligation to be incurred in 1995, including the 1,600 reconditioned freight cars received in 1994 for which financing is to be arranged in 1995, is approximately $400 million.

   In 1984, the Company entered into a long-term lease agreement with the ports of Los Angeles and Long Beach relating to the Company's Intermodal Container Transfer Facility (the "Facility"). Under the terms of the lease, the Company is obligated to make certain future minimum lease payments and is subject to additional contingent rentals which are based on the annual volume of container movement at the Facility. The minimum lease payments, ranging from approximately $3.9 million to $4.5 million for 1995 and 1996, respectively, are included in the table above. However, for each five-year period from 1997 through 2036, the amount of the annual minimum lease payments and contingent rentals will be determined by the ports based on independent appraisals of the fair rental value of the property and, therefore, no amounts are included in the above table for such years. The 1994 expense was $7.6 million.

     The Company leases operating rights on track owned by other railroads and shares costs of transportation facilities and operations with other railroads. These include rights on Union Pacific lines between Kansas City and St. Louis and on Burlington Northern Railroad Company lines between Kansas City and Chicago. The Company has the right to terminate its usage with certain notice periods. Net rent expense for trackage rights was $6.4 million in 1994, $1.9 million in 1993 and $13.0 million in 1992. The 1993 amount includes the benefit of the negotiated settlement of a joint facility case of approximately $10 million.

     The Company pays for the use of transportation equipment owned by others and receives income from others for the use of its equipment. It also shares the cost of other transportation facilities with other railroads. Rental expense and income from equipment and the operation of joint facilities are included in operating expenses on a net basis. Total net equipment lease, rent and car hire expense was $328 million, $331 million and $288 million for 1994, 1993 and 1992, respectively.

10.  Employee Benefit and Compensation Plans

     Pension Plan The Company is a participating employer under the SPRC Pension Plan (the "SPRC Pension Plan"). The SPRC Pension Plan is a defined benefit noncontributory pension plan covering primarily employees not covered by a collective bargaining agreement. The SPRC Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Pension benefits for normal retirement are calculated under a formula which utilizes average compensation, years of benefit service and Railroad Retirement and Social Security pay levels. The Company's funding policy is to contribute each year an amount not less than the minimum required contribution under ERISA nor greater than the maximum tax deductible contribution. The assets of the SPRC Pension Plan consist of a variety of investments including U.S. Government and agency securities, corporate stocks and bonds and money market funds.

   The following summarizes the components of SPRC's net periodic pension cost under the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions":
                                              Year Ended December 31,
---------------------------------------------------------------------
(in millions)                                 1994     1993    1992
---------------------------------------------------------------------
Service Costs--benefits covered
  during the year                            $ 5.1    $ 5.5   $ 4.9
Interest Cost on projected
   benefit obligation                         29.9     31.2    31.5
Actual (return)/loss on plan assets            0.7    (40.1)  (17.6)
Net amortization and deferral                (32.0)     7.5   (16.1)
---------------------------------------------------------------------
   Net Periodic Pension Cost                 $ 3.7    $ 4.1   $ 2.7
---------------------------------------------------------------------
   The following summarizes the funded status and amounts recognized in SPRC's consolidated balance sheets for the SPRC Pension Plan:
                                                      December 31,
---------------------------------------------------------------------
(in millions)                                          1994      1993
---------------------------------------------------------------------
Actuarial present value of benefit
  obligations
     Vested benefits                                $ 335.1   $ 366.0
     Non-vested benefits                                6.0       7.8
---------------------------------------------------------------------
      ACCUMULATED BENEFIT OBLIGATION                $ 341.1   $ 373.8
---------------------------------------------------------------------
Projected benefit obligation                        $ 376.9   $ 420.8
Fair value of assets in plan                          328.3     363.2
---------------------------------------------------------------------
Projected benefit obligation in excess
   of plan assets                                    (48.6)     (57.6)
Unrecognized transition amount                        (3.9)      (4.6)
Unrecognized gain or loss                              7.8       20.7
Unrecognized prior service cost                        4.3        4.8
---------------------------------------------------------------------
     NET PENSION LIABILITY INCLUDED
       IN SPRC'S BALANCE SHEET                     $ (40.4)   $ (36.7)
---------------------------------------------------------------------

     The following summarizes the significant assumptions used in accounting for the SPRC Pension Plan:

                                                    December 31,
---------------------------------------------------------------------
                                                 1994    1993    1992
---------------------------------------------------------------------
Weighted average discount rate                    8.5%   7.25%    8.0%
Expected rate of increase in
   future compensation levels                     6.0%    6.0%    6.0%
Weighted average expected
    long-term rate of return
    on plan assets                                9.0%    9.0%    9.0%

Thrift Plan
SPRC has established a defined contribution plan (the "SPRC Thrift Plan") as an individual account savings and investment plan primarily for employees of SPRC who are not subject to a collective bargaining agreement. Eligible participants may contribute a percentage of their compensation and the Company also contributes using a formula based on participant contributions.

Post-retirement Benefits Other Than Pensions
The Company sponsors several plans which provide health care and life insurance benefits to retirees who have met age and service requirements.
The contribution rates that are paid by retirees are adjusted annually to offset increases in health care costs, if any, and fix the amounts payable by the Company. The life insurance plans provide life insurance benefits for certain retirees. The amount of life insurance is dependent upon length of service, employment dates and several other factors and increases in coverage beyond certain minimum levels are borne by the employee. Prior to January
1, 1993, the Company's policy was to expense and fund the cost of all retiree welfare benefits only as the benefits were payable. The Company charged to expense $24.4 million in 1992 for these benefits.

   The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions," effective January 1, 1993. The effect of adopting Statement No. 106 on net income and the net periodic benefit cost (expense) for 1993 was a charge to earnings of $168.5 million (less income taxes of $64.3 million). The Company's policy continues to be to fund the cost of all retiree welfare benefits only as the benefits are payable. Accordingly, there are no plan assets.

    The following table summarizes the plan's accumlated post-retirement benefit obligation:

                                                       December 31,
-------------------------------------------------------------------------------------
                                  Health    Life              Health   Life
                                   Care   Insurance  Total     Care   Insurance Total
-------------------------------------------------------------------------------------
(in millions)                                1994                       1993
-------------------------------------------------------------------------------------

Retirees                          $ 41.1     $ 92.0  $133.1   $ 47.2  $107.7   $154.9
Fully eligible plan
 participants                        8.6        5.4    14.0     10.9     7.7     18.6
-------------------------------------------------------------------------------------
   ACCUMULATED POST-RETIREMENT
    BENEFIT OBLIGATION            $ 49.7     $ 97.4  $147.1   $ 58.1  $115.4   $173.5
-------------------------------------------------------------------------------------
Unrecognized net gain (loss)                           13.7                      (8.4)
Plan amendment                                          4.1                       4.3
-------------------------------------------------------------------------------------
   ACCRUED POST-RETIREMENT
    BENEFIT COST                                     $164.9                    $169.4
   INCLUDED IN OTHER LIABILITIES
-------------------------------------------------------------------------------------

      As of December 31, 1994 and 1993, the current portion of accrued post-retirement benefit cost was approximately $16.3 million and $20.6 million, respectively, and the long-term portion was approximately $148.6 million and $148.8 million, respectively.

     The net periodic post-retirement benefit costs for 1994 and 1993 include the following components:

------------------------------------------------------
(in millions)                      1994        1993
------------------------------------------------------
Service cost                     $  0.8      $  0.7
Interest cost                      12.0        12.7
Amortization of plan amendment     (0.2)         --
------------------------------------------------------
  NET PERIODIC POST-RETIREMENT
   BENEFIT COST                  $ 12.6      $ 13.4
------------------------------------------------------

     For measurement purposes, the Company has not assumed an annual rate of increase in the per capita cost of covered benefits for future years since the Company has limited its future contributions to current levels. The weighted average discount rate used in determining the benefit obligation was 8.5%.

Post-employment Benefits
In November 1992, the FAS issued Statement No. 112 "Employers' Accounting for Post-employment Benefits." FAS 112 requires employers to recognize the obligation to provide benefits to former or inactive employees after employment but before retirement, if certain conditions are met. Effective January 1, 1994, the Company adopted FAS 112 and recorded a $9.8 million pre-tax charge ($6.0 million after tax). The Company's policy continues to be to fund the cost of post-employment benefits as the benefits are payable.

1990-1994 Long-Term Earnings Growth Incentive Plan and Annual Incentive Compensation Plans

     Certain officers of the Company were covered by the 1990-1994 Long-Term Earnings Growth Incentive Plan of the Company. The 1992 and 1993 Annual Incentive Compensation Plans covered all exempt employees of the Company. Based on the provisions of these plans, no amounts were paid or charged to expense in 1994, 1993 or 1992.

Equity Incentive Plan

     The SPRC Compensation Committee has authorized a grant of stock bonuses under SPRC's Equity Incentive Plan covering up to 1,555,000 shares of SPRC common stock, in the aggregate, to 28 key executive employees of the Company, contingent upon the attainment of certain pre-established corporate financial and individual performance objectives. A portion of each stock bonus grant is subject to the achievement of an operating ratio of 89.5% for 1994, 88.0% for 1995, 85.0% for 1996, or 83.0% for 1997, as
well as individual performance objectives during those same years. If the required SPRC operating ratio for any year is not achieved, or if the required individual performance objectives are not achieved, the SPRC Compensation Committee of the Board of Directors may in its discretion award a portion of such shares. In 1994, the Company charged to expense approximately $7.5 million representing the value of approximately 413,000 shares which were awarded in January 1995, pursuant to the Equity Incentive Plan.

11. Related Parties

     The Company has maintained separate accountability for the operating activities of its principal railroad subsidiaries as to the sharing of freight revenues and charges for use of railroad equipment and joint facilities. Interline accounts receivable and payable continue to be settled through the traditional clearing process between railroads. The railroads are coordinating and, where appropriate, consolidating the marketing, administration, transportation and maintenance operations of the railroads.

     Subsidiaries of Anschutz Company perform specific services for the Company's railroad subsidiaries primarily relating to the purchase and administration of locomotive fuel and fuel futures contracts and fiber optic telecommunications. The amount paid by the Company in 1994 for these transactions was $7.9 million. The Company believes that the terms of these transactions are comparable to those that could be obtained from unaffiliated parties.

    In 1994, the Company purchased an office building in Denver for $5.5 million from family trusts in which Mr. Anschutz and certain members of his family have an interest. The Company obtained an independent appraisal of the building pursuant to which the fair market value of the building was determined to be in excess of the purchase price.

12. Commitments and Contingencies

     As a holding company, the Company is dependent upon the business activity and real estate sales of its subsidiaries to meet its consolidated debt obligations and to make payments to buy-out surplus employees and make capital expenditures expected to be required by the Company. The various debt agreements of SPT contain restrictions as to payment of dividends to the Company. SPT is permitted to make advances or dividends to its parent in order for certain specified interest and dividends to be paid by its parent.

     On November 4, 1993, the Company and Integrated Systems Solutions Corporation ("ISSC"), a subsidiary of IBM, entered into a ten-year agreement under which ISSC will handle all of the Company's management information services ("MIS") functions. These include systems operations, application development and implementation of a disaster recovery plan. Pursuant to the agreement, the Company is obligated to pay annual base charges of between $45 million and $50 million (which covers, among other things, payments for MIS equipment and personnel) over a ten-year period subject to adjustments for cost of living increases and variations in the levels of service provided under the agreement.

     Inherent in the operations of the transportation and real estate business is the possibility that there may exist environmental conditions as a result of current and past operations which might be in violation of various Federal and state laws relating to the protection of the environment. In certain instances, the Company has received notices of asserted violation of such laws and regulations and has taken or plans to take steps to address the problems cited or to contests the allegations of violation. The Company has recorded reserves to provide for environmental costs on certain operating and non-operating properties. Environmental costs include site remediation and restoration on a site-by-site basis, as well as costs for initial site surveys and environmental studies of potentially contaminated sites. The Company has made and will continue to make substantial expenditures relating to environmental conditions on its properties, including properties held for sale. In assessing its potential environmental liabilities, the Company typically causes ongoing examinations of newly identified sites and evaluations of existing clean-up efforts to be performed by environmental engineers. These assessments which usually consider a combination of factors such as the engineering reports, site visits, area investigations and other steps, are reviewed periodically by counsel. Due to uncertainties as to various issues such as the required level of remediation and the extent of participation in clean-up efforts by others, the Company's total clean-up costs for environmental matters cannot be predicted with certainty. The Company has accrued reserves for environmental matters with respect to operating and non-operating properties not held for sale, as well as certain properties previously sold, based on the costs estimated to be incurred when such estimated amounts (or at least a minimum amount) can be reasonably determined based on information available. During the years ended December 31, 1994, 1993 and 1992 the Company recognized expenses of $17.6 million, $24.2 million and $27.6 million, respectively, related to environmental matters. At December 31, 1994 and 1993 the Company had accrued reserves for environmental contingencies of $65.2 million and $62.3 million, respectively, which includes $13.4 million and $17.1 million, respectively, in current liabilities. These reserves relate to estimated liabilities for operating and non-operating properties not held for sale and certain properties previously sold and were exclusive of any significant future recoveries from insurance carriers. It is possible that additional losses will be incurred, but such amounts cannot be reasonably estimated. The Company does not believe that the disposition of environmental matters known to the Company will have a material adverse effect on the Company's financial condition or liquidity; however, there can be no assurance that the impact of such matters on its results of operations for any given reporting period will not be material.

     A substantial portion of the Company's railroad employees are covered by collective bargaining agreements with national railway labor organizations that are organized along craft lines. These agreements are generally negotiated on a multi-employer basis with the railroad industry represented by a bargaining committee. The culmination of various Presidential and legislative events in 1992 resulted in the Company negotiating most of its labor agreements separately. Certain of the wage agreements obtained in 1991, 1992 and 1993 have reduced the effects of inflation on operating costs but provide for cost of living increases beginning in 1995. A substantial number of the labor agreements expire and are subject to renegotiation in 1995.

     To ensure stability of its fuel costs, the Company has entered into fuel hedging agreements covering approximately 95% of its estimated 1995 fuel needs at an average purchase price of $.49 per gallon (excluding handling costs). However, in the event that fuel prices decline below the average purchase price under the hedging agreements, the Company will not receive any benefit from these fuel hedging agreements and may in fact pay more for fuel than it would have paid in the absence of such agreements.

     As a condition to its approval of the consolidation of Union Pacific, Missouri Pacific Railroad Company ("MP") and Western Pacific Railroad Company in 1982, the ICC awarded SSW trackage rights to operate over the MP lines between Kansas City and St. Louis. The ICC's initial decision did not fix the compensation SSW would pay for the trackage rights, which commenced in January 1983. After a series of hearings, the ICC set forth new principles to govern the computation of charges. Union Pacific has asserted a claim for additional amounts due against the Company of approximately $63 million (including interest) as of December 31, 1994, and filed a collection action in Federal District Court. In early 1995, the court issued an order finding that the Company owes Union Pacific the amount of $60.99 million as of January 31, 1995 plus additional accrued amounts occurring since the date, but allowing the Company to pursue a counterclaim for losses due to alleged discrimination against the Company's trains using the joint facility. The Company has not yet decided whether to appeal this order. Whether or not the Company's position is sustained, the amount owed Union Pacific will be substantial. Management has made adequate provision for this matter in current liabilities in its financial statements.

     In July 1991, a derailment occurred near Dunsmuir, California. While certain aspects of the matter have not been resolved and the total amount of damages and related costs cannot be determined at this time, SPT is insured against most types of damages and related costs involved with the Dunsmuir derailment to the extent that they exceed $10 million. As of December 31, 1994, SPT has paid approximately $46.8 million related to the Dunsmuir derailment, of which $12.0 million was charged to expense primarily to cover the $10 million deductible. The balance has been or is in the process of being collected from insurance carriers. As of December 31, 1994, approximately $31.9 million has been recovered by SPT from insurers. SPT expects to recover substantially all additional damages and costs under its insurance policies. As a result, disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

     Although the Company has purchased insurance, the Company has retained certain risks with respect to losses for third-party liability and property claims. In addition, various claims, lawsuits and contingent liabilities are pending against the Company. Management has made provisions for these matters which it believes to be adequate. The Company does not believe that the disposition of claims, lawsuits and related matters known to the Company will have a material adverse effect on the Company's financial condition or liquidity; however, there can be no assurance that the impact of such matters on its results of operations for any given reporting period will not be material.

13.  Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31, 1994, 1993 and 1992 is as follows:
                                                             December 31,
-----------------------------------------------------------------------------
(in millions)                                   1994       1993       1992
-----------------------------------------------------------------------------
CASH PAYMENTS (REFUNDS)
Interest                                      $130.2       $115.0     $124.5
Income taxes                                     1.7         (0.5)       1.0

NON-CASH TRANSACTIONS
Sales of real estate for
    notes receivable                            27.9           --         --
Capital lease obligations
    for railroad equipment                     265.2         57.0         --

14. QUARTERLY DATA  (unaudited)
-----------------------------------------------------------------------------
                                        First     Second    Third    Fourth
(in millions)                          Quarter   Quarter   Quarter   Quarter
-----------------------------------------------------------------------------
1994
Operating revenues                     $ 748.2   $  806.6  $ 807.3   $ 780.5
Operating income                          62.3     107.4      97.1      78.9
Other income (expense)                     1.2      10.5      (4.0)    213.3
Net income (loss)(a)                       9.0      48.5      33.5     150.7
Earnings per share:
     Primary:
      Before effect of change in
        accounting                     $  0.11  $   0.31  $   0.22  $  0.97(c)
      Cumulative effect of change in
        accounting                       (0.05)     --        --        --
-----------------------------------------------------------------------------
      TOTAL                            $  0.06  $   0.31  $   0.22  $  0.97(c)
-----------------------------------------------------------------------------
    Fully diluted:
        Before effect of change in
          accounting                   $  0.11  $   0.31  $   0.22  $  0.97(c)
        Cumulative effect of change in
         accounting                      (0.05)     --        --        --
-----------------------------------------------------------------------------
      TOTAL                            $  0.06  $   0.31  $   0.22  $  0.97(c)
------------------------------------------------------------------------------
1993
Operating revenues                     $ 676.3   $ 745.7   $ 753.8   $ 742.8
Operating income (loss)                   20.9      59.8       0.1      22.4
Other income (expense)                     3.1      (4.1)    (41.2)     19.8
Net income (loss)(b)                    (110.7)     10.4     (52.7)      3.9
Earnings per share:
     Primary:
       Before effect of change in
         accounting                    $ (0.12) $   0.11  $  (0.54) $   0.03
       Cumulative effect of change in
         accounting                      (1.46)     --        --        --
-----------------------------------------------------------------------------
      TOTAL                            $ (1.58) $   0.11  $  (0.54) $   0.03
-----------------------------------------------------------------------------
      Fully diluted:
        Before effect of change in
          accounting                   $ (0.09) $   0.08  $  (0.47) $   0.03
        Cumulative effect of change in
          accounting                     (1.04)      --        --        --
-----------------------------------------------------------------------------
      TOTAL                            $ (1.13) $   0.08  $  (0.47) $   0.03
-----------------------------------------------------------------------------

(a)  First quarter 1994 data includes    (c)   Fourth quarter 1994 data
     an extraordinary charge of                includes a gain on the sale of
     $6.0 million (net of taxes) for           the Alameda Corridor of
     the change in accounting for              approximately $.83 per share.
     post-employment benefits
     (FAS 112).

(b)  First quarter 1993 data includes
     an extraordinary charge of $104.2
     million (net of taxes) for the
     change in accounting for post-
     retirement benefits other than
     pensions (FAS 106).